Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT
BY AND BETWEEN
HOWARD HUGHES HOLDINGS INC.
AND
SEAPORT ENTERTAINMENT GROUP INC.
DATED AS OF JULY 31, 2024

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7.2	Cafeteria Plan	17
7.3	COBRA and HIPAA Compliance	17

ARTICLE VIII. ADDITIONAL COMPENSATION MATTERS		18

8.1	Tax Reporting and Withholding	18
8.2	Code Section 409A	18

ARTICLE IX. TERMINATION		19

9.1	Termination	19
9.2	Effect of Termination	19

ARTICLE X. MISCELLANEOUS		19

10.1	Counterparts; Entire Agreement; Corporate Power	19
10.2	Governing Law	20
10.3	Assignability	20
10.4	No Third-Party Beneficiaries; Reservation of Rights	20
10.5	Notices	20
10.6	Severability	21
10.7	Headings	21
10.8	Dispute Resolution	21
10.9	Amendments	21
10.10	Construction	22
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EMPLOYEE MATTERS AGREEMENT
This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of July31, 2024, is entered into by and between Howard Hughes Holdings Inc., a Delaware corporation (“HHH”), and Seaport Entertainment Group Inc., a Delaware corporation and wholly owned subsidiary of HHH (“Seaport Entertainment”). HHH and Seaport Entertainment are each a “Party” and are sometimes referred to herein collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
R E C I T A L S
WHEREAS, HHH owns 100% of the common stock, par value $0.01 per share, of Seaport Entertainment (the “Seaport Entertainment Stock”);
WHEREAS, the Board of Directors of HHH (the “HHH Board”) determined on careful review and consideration that the separation of Seaport Entertainment from the rest of HHH and the establishment of Seaport Entertainment as a separate, publicly traded company to operate the Seaport Entertainment Business is in the best interests of HHH;
WHEREAS, the Board of Directors of Seaport Entertainment (the “Seaport Entertainment Board”) determined on careful review and consideration that the separation of Seaport Entertainment from the rest of HHH and the establishment of Seaport Entertainment as a separate, publicly traded company to operate the Seaport Entertainment Business is in the best interests of Seaport Entertainment;
WHEREAS, in furtherance of the foregoing, the HHH Board has determined that it is appropriate and desirable to separate the Seaport Entertainment Business from the HHH Business (the “Separation”) and, following the Separation, to make a distribution of the Seaport Entertainment Business to the holders of common stock of HHH (the “HHH Stock”) on the Record Date through the distribution of all of the outstanding shares of Seaport Entertainment Stock to holders of HHH on the Record Date on a pro rata basis (the “Distribution”), in each case, on the terms and conditions set forth in that certain Separation and Distribution Agreement by and between HHH and Seaport Entertainment, dated as of July 31, 2024 (the “Separation Agreement”); and
WHEREAS, in connection with the transactions contemplated by the Separation Agreement, the Parties are entering into this Agreement for the purpose of allocating between them assets, liabilities and responsibilities with respect to certain employee matters, to the extent that such matters are not addressed in the Separation Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.
DEFINED TERMS
1.1Certain Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings:
“Affiliate” has the meaning set forth in the Separation Agreement.
“Ancillary Agreements” has the meaning set forth in the Separation Agreement.
“Assets” has the meaning set forth in the Separation Agreement.
“Benefit Commencement Date” means the date, as applicable to each HHH Benefit Arrangement, as mutually determined by HHH and Seaport Entertainment (including pursuant to the Transition Services Agreement), after which Transferring Employees shall cease to be eligible to participate in an HHH Benefit Arrangement and on which Transferring Employees shall become eligible to participate in a corresponding Seaport Entertainment Benefit Arrangement; provided, that, unless otherwise agreed by the Parties (including as set forth in the Transition Services Agreement), in no event will the Benefit Commencement Date for any HHH Benefit Arrangement be later than January 1, 2025. For purposes of clarity, the Benefit Commencement Date may vary for each HHH Benefit Arrangement. The Benefit Commencement Date for each HHH Benefit Arrangement that is a severance or similar plan or arrangement will be deemed to be the Distribution Date.
“Benefit Arrangement” means, with respect to any entity, each employment, executive compensation, bonus, pension, profit-sharing, savings, retirement, supplemental retirement, deferred compensation, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, paid time-off, disability or accident insurance, or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), entered into, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).
“COBRA” means the notice and continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any applicable similar state group health plan continuation Law, together with all regulations and proposed regulations promulgated thereunder, including any amendments or other modifications of such Laws and regulations that may be made from time to time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Continuing HHH Employee” means an individual (i) who, immediately prior to the Effective Time, was an employee of HHH or any of its Affiliates (excluding the Seaport Entertainment Group), (ii) who will not transfer employment to the Seaport Entertainment Group as of the Effective Time, (iii) whose employment will continue with the HHH Group following the Distribution, and (iv) who is not a Delayed Transferring Employee (provided that the Delayed Transferring Employees may be considered Continuing HHH Employees hereunder to the extent contemplated by Section 3.1(d) and their employment offer letters with a member of the Seaport Entertainment Group).
“Delayed Transferring Employees” has the meaning set forth in Section 3.1(d) of this Agreement.
“Dispute” has the meaning set forth in the Separation Agreement.
“Distribution Date” has the meaning set forth in the Separation Agreement.
“Distribution Ratio” means the quotient obtained by dividing one by nine.
“Effective Time” has the meaning set forth in the Separation Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Former Employee” means any former employee of the HHH Group as of immediately prior to the Effective Time, including retired and other separated employees.
“Group” means either the Seaport Entertainment Group or the HHH Group, as the context requires.
“HHH 401(k) Plan” means the Howard Hughes Corporation 401(k) Plan, as amended from time to time.
“HHH Allocation Factor” means the quotient obtained by dividing (i) the HHH Post-Distribution Stock Value, by (ii) the sum of (A) the HHH Post-Distribution Stock Value, plus (B) the product of (x) the Seaport Entertainment Stock Value times (y) the Distribution Ratio.
“HHH Benefit Arrangement” means any Benefit Arrangement entered into, sponsored, maintained, or contributed to by HHH or any of its Affiliates (other than Seaport Entertainment and its Subsidiaries).
“HHH Business” has the meaning set forth in the Separation Agreement.
“HHH Cafeteria Plan” has the meaning set forth in Section 7.2 of this Agreement.
“HHH DCP” means the Howard Hughes Corporation Deferred Compensation Plan, as amended from time to time.
“HHH Equity Plans” means the Howard Hughes Corporation Amended and Restated 2010 Incentive Plan and the Howard Hughes Corporation 2020 Equity Incentive Plan.
“HHH Group” has the meaning set forth in the Separation Agreement.
“HHH Liabilities” has the meaning set forth in the Separation Agreement.

“HHH Non-Employee Director” means each non-employee member of the HHH Board.
“HHH Performance-Based Restricted Stock Award” means an award of shares of restricted HHH Stock granted under an HHH Equity Plan which vests based on the achievement of specified performance goals.
“HHH Post-Distribution Stock Value” means the volume weighted average per-share price of HHH Stock trading on the NYSE during regular trading hours over the three (3) trading-day period commencing on the first trading day immediately following the Distribution Date.
“HHH Pre-Distribution Stock Value” means the volume weighted average per-share price of HHH Stock trading on the NYSE during regular trading hours over the three (3) trading-day period ending on the Distribution Date.
“HHH Ratio” means the quotient obtained by dividing the HHH Pre-Distribution Stock Value by the HHH Post-Distribution Stock Value.
“HHH Restricted Stock Award” means an award of shares of restricted HHH Stock granted under an HHH Equity Plan (including HHH Time-Based Restricted Stock Awards and HHH Performance-Based Restricted Stock Awards).
“HHH Stock Option” means an option to purchase shares of HHH Stock granted under an HHH Equity Plan.
“HHH Time-Based Restricted Stock Award” means an award of shares of restricted HHH Stock granted under an HHH Equity Plan which vests solely based on the continued employment or service of the recipient.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
“Law” has the meaning set forth in the Separation Agreement.
“Liabilities” has the meaning set forth in the Separation Agreement.
“NAV” means net asset value per share.
“Net FSA Balance” has the meaning set forth in Section 7.2 of this Agreement.
“NYSE” means the New York Stock Exchange.
“NYSE American” means NYSE American LLC.
“Person” has the meaning set forth in the Separation Agreement.
“Record Date” has the meaning set forth in the Separation Agreement.

“Seaport Entertainment 401(k) Plan” has the meaning set forth in Section 6.1(a) of this Agreement.
“Seaport Entertainment Allocation Factor” means the quotient obtained by dividing (i) the product of (A) the Seaport Entertainment Stock Value times (B) the Distribution Ratio, by (ii) the sum of (A) the HHH Post-Distribution Stock Value, plus (B) the product of (x) the Seaport Entertainment Stock Value times (y) the Distribution Ratio.
“Seaport Entertainment Benefit Arrangement” means any Benefit Arrangement entered into, sponsored, maintained, or contributed to by Seaport Entertainment or any of its Subsidiaries.
“Seaport Entertainment Business” has the meaning set forth in the Separation Agreement.
“Seaport Entertainment Cafeteria Plan” has the meaning set forth in Section 7.2 of this Agreement.
“Seaport Entertainment DCP” has the meaning set forth in Section 6.2(a) of this Agreement.
“Seaport Entertainment Equity Plan” has the meaning set forth in Section 4.1 of this Agreement.
“Seaport Entertainment Group” has the meaning set forth in the Separation Agreement.
“Seaport Entertainment Liabilities” has the meaning set forth in the Separation Agreement.
“Seaport Entertainment Ratio” means the quotient obtained by dividing the HHH Pre-Distribution Stock Value by the Seaport Entertainment Stock Value.
“Seaport Entertainment Restricted Stock Award” means an award of shares of restricted Seaport Entertainment Stock granted under the Seaport Entertainment Equity Plan.
“Seaport Entertainment Stock Option” means an option to purchase shares of Seaport Entertainment Stock.
“Seaport Entertainment Stock Value” means the volume weighted average per-share price of Seaport Entertainment Stock trading on NYSE American during regular trading hours over the thirty (30) trading-day period commencing on the first trading day immediately following the Distribution Date.
“Subsidiary” has the meaning set forth in the Separation Agreement.
“Tax” has the meaning set forth in the Separation Agreement.

“Tax Matters Agreement” has the meaning set forth in the Separation Agreement.
“Transferring Employee” means an individual (i) who, immediately prior to the Effective Time, is an employee of Seaport Entertainment Management LLC, or (ii) who is a Delayed Transferring Employee (provided that the Delayed Transferring Employees may be considered Continuing HHH Employees hereunder to the extent contemplated by Section 3.1(d) or their employment offer letters with a member of the Seaport Entertainment Group).
“Transferring Employee Personnel Records” has the meaning set forth in Section 3.3(a) of this Agreement.
“Transition Services Agreement” has the meaning set forth in the Separation Agreement.
“TSR” means total shareholder return.
1.2Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith,” and words of similar import and the term “Agreement” shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all schedules hereto) and not to any particular provision of this Agreement; (c) Article, Section and Schedule references are to the Articles, Sections and Schedules to this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement all references to “the date hereof,” “the date of this Agreement,” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.
ARTICLE II.
GENERAL PRINCIPLES
2.1Nature of Liabilities. All Liabilities assumed or retained by HHH under this Agreement shall be HHH Liabilities for purposes of the Separation Agreement. All Liabilities assumed by Seaport Entertainment under this Agreement shall be Seaport Entertainment Liabilities for purposes of the Separation Agreement.
2.2General Allocation of Liabilities and Assets.
Except as otherwise provided in this Agreement, and subject to the Transition Services Agreement (including the reimbursement and other payment provisions therein), effective as of the Effective Time, the HHH Group hereby retains or assumes (i) all Liabilities relating to or with respect to employment, compensation, severance, employment practices, and similar claims

(including any legal action, suit, investigation, inquiry, proceeding, arbitration, order or other claim) of Continuing HHH Employees and Former Employees, regardless of when incurred, and (ii) all Liabilities under HHH Benefit Arrangements regardless of when incurred, including Liabilities for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred under an HHH Benefit Arrangement by Transferring Employees prior to the Benefit Commencement Date and excluding, for the avoidance of doubt, Liabilities for such claims incurred by Transferring Employees and their covered dependents on or after the Benefit Commencement Date. Effective as of the Effective Time, the HHH Group hereby retains or assumes all Assets (including trusts and other funding vehicles and insurance contracts) related to the HHH Benefit Arrangements and other Liabilities it assumes or retains pursuant to this Section 2.2(a).
(a)Except as otherwise provided in this Agreement, effective as of the Effective Time, the Seaport Entertainment Group hereby assumes (i) other than to the extent that the HHH Group is reimbursed (without regard to any deductibles) for Liabilities by an insurance policy maintained, but not funded, by a member of the HHH Group (including, for the avoidance of doubt, third-party insurance), all Liabilities relating to or with respect to employment, compensation, severance, employment practices, and similar claims (including any legal action, suit, investigation, inquiry, proceeding, arbitration, order or other claim) of Transferring Employees, regardless of when incurred, and (ii) all Liabilities under Seaport Entertainment Benefit Arrangements regardless of when incurred, including Liabilities for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred under a Seaport Entertainment Benefit Arrangement, which shall include, for the avoidance of doubt, Liabilities for such claims incurred by Transferring Employees and their covered dependents on or after the Benefit Commencement Date. Each HHH Benefit Arrangement that will be assigned to the Seaport Entertainment Group is set forth on Schedule 2.2(b). Effective as of the Effective Time, the Seaport Entertainment Group hereby assumes all Assets (including trusts and other funding vehicles and insurance contracts) related to the Seaport Entertainment Benefit Arrangements and other Liabilities it assumes pursuant to this Section 2.2(b).
(b)The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.
(c)For purposes of this Section 2.2 and Article VII, a claim or Liability with respect to a Benefit Arrangement that is a welfare plan is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (ii) with respect to life insurance, severance, short-term disability, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and (iii) with respect to long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.
2.3No Changes to Certain Benefit Plans as a Result of the Distribution. This Agreement addresses the employee benefit plans, programs and policies of the Parties and each of their respective Affiliates that might be impacted by the Distribution. Any employee benefit plans, programs and policies of the Parties and each of their respective Affiliates not specifically addressed in this Agreement shall not be impacted by the Distribution or this Agreement.
2.4No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, no participant in any Seaport Entertainment Benefit Arrangements or any other benefit plans or arrangements of a member of the Seaport Entertainment Group shall receive benefits that duplicate benefits provided to such individual by a corresponding HHH Benefit Arrangement, and no participant in any HHH Benefit Arrangements or any other benefit plans or arrangements of a member of the HHH Group shall receive benefits that duplicate benefits provided to such individual by a corresponding Seaport Entertainment Benefit Arrangement. Furthermore, unless expressly provided for in this Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerated vesting or entitlements to any compensation or benefit plan on the part of a Continuing HHH Employee or Transferring Employee.
2.5Cessation of Participation in HHH Benefit Arrangements. Except as otherwise provided in this Agreement or the Transition Services Agreement, effective as of immediately prior to the applicable Benefit Commencement Date, the Transferring Employees shall cease to be active participants in the HHH Benefit Arrangements.
ARTICLE III.
EMPLOYMENT
3.1Transferring Employees.
(a)Employment. By virtue of this Agreement and without further action by any Person, (i) as of the Effective Time, each Continuing HHH Employee shall be employed by HHH or such other member of the HHH Group as employs such Continuing HHH Employee as of immediately prior to the Effective Time, and (ii) as of the Effective Time (or, in the case of Delayed Transferring Employees, such later date as the Parties may mutually determine), each Transferring Employee shall either, as applicable: (x) be employed by Seaport Entertainment or such other member of the Seaport Entertainment Group as employs such Transferring Employee as of immediately prior to the Effective Time or (y) be assigned and transferred to, or, in the case of the Delayed Transferring Employees, be hired by, and become an employee of, Seaport Entertainment or such other member of the Seaport Entertainment Group as may be designated by Seaport Entertainment. The Parties shall cooperate to effectuate any transfers of employment contemplated by this Agreement, including transfers necessary to ensure that all Continuing HHH Employees are employed by a member of the HHH Group and all Transferring Employees are employed by a member of the Seaport Entertainment Group, in each case, as of the Effective Time. The HHH Group and the Seaport Entertainment Group agree to execute, and to seek to have the applicable Transferring Employees execute, such documentation, if any, as may be necessary to reflect any transfer of employment described in this Section 3.1(a).
(b)No Change in Control or Severance. The Parties acknowledge and agree that neither the Distribution nor any other transaction contemplated by the Separation Agreement or this Agreement shall (i) constitute or be deemed to constitute a “change in control” or similar corporate transaction impacting the vesting or payment of any amounts or benefits for purposes of any HHH Benefit Arrangement or Seaport Entertainment Benefit Arrangement, or (ii) trigger any benefits under the Howard Hughes Management Co., LLC Separation Benefits Plan. For the avoidance of doubt, no Continuing HHH Employee or Transferring Employee shall (A) terminate or be deemed to terminate employment with HHH solely by virtue of the consummation of the Distribution, any transfer of employment contemplated hereby, or any related transactions or events contemplated by the Separation Agreement or this Agreement, or (B) become entitled to any severance, termination or separation pay, or similar rights, payments or benefits, whether under any Benefit Arrangement or otherwise, in connection with any of the foregoing.
(c)Service Recognition. For purposes of any Seaport Entertainment Benefit Arrangements providing benefits to any Transferring Employees, the Seaport Entertainment Group shall, from and after the applicable Benefit Commencement Date: (i) provide or cause to be provided to each Transferring Employee full credit for purposes of eligibility to participate, vesting and level of benefits under each Seaport Entertainment Benefit Arrangement under which such Transferring Employee is eligible to participate on or after the applicable Benefit Commencement Date for service accrued on or prior to the applicable Benefit Commencement Date with the HHH Group to the same extent that such credit was recognized by the HHH Group under comparable HHH Benefit Arrangements; (ii) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferring Employees and their eligible dependents under any Seaport Entertainment Benefit Arrangements in which such Transferring Employees may be eligible to participate after the Distribution Date, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous HHH Benefit Arrangement; and (iii) use commercially reasonable efforts to provide each Transferring Employee and their eligible dependents under any Seaport Entertainment Benefit Arrangement with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding HHH Benefit Arrangement, as applicable, ending on the date such Transferring Employee’s participation in the Seaport Entertainment Benefit Arrangement begins (to the same extent that such credit was given under the analogous HHH Benefit Arrangement, as applicable, prior to the date that the Transferring Employee first participates in the Seaport Entertainment Benefit Arrangement) in satisfying any applicable deductible or out-of-pocket requirements under the Seaport Entertainment Benefit Arrangement; provided, however, that no such credit shall be provided under the foregoing provisions (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any Seaport Entertainment Benefit Arrangement under which similarly situated employees do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(d)Employment Offers. Prior to the Distribution Date, a member of the Seaport Entertainment Group shall provide a written offer of employment to the employees listed on Schedule 3.1(d) (the “Delayed Transferring Employees”), to take effect on the date that such employee’s visa or other work authorization is transferred or otherwise able to be sponsored by a member of the Seaport Entertainment Group. Such employees shall be considered to be Transferring Employees for purposes of this Agreement, except as otherwise described in their employment offer letters with a member of the Seaport Entertainment Group.
(e)No Change in Compensation, Benefits or Severance. From the Effective Time through December 31, 2024, the Seaport Entertainment Group shall pay or cause to be provided (including pursuant to the Transition Services Agreement) to the Transferring Employees the same base compensation and eligibility for substantially all of the same employee benefits that they received or were eligible to participate in immediately prior to the Effective Time. With respect to qualifying terminations of employment from the Seaport Entertainment Group occurring during the period beginning on the Effective Time and ending on December 31, 2024, the Seaport Entertainment Group shall cause to be provided (including pursuant to the Transition Services Agreement) to the Transferring Employees eligibility for severance benefits on substantially the same terms and conditions as applied to such Transferring Employee under the Howard Hughes Management Co., LLC Separation Benefits Plan as in effect immediately prior to the Effective Time.
3.2At Will Status. Nothing in this Agreement shall create any obligation on the part of any Party to (a) continue the employment of any employee or other service provider following the date of this Agreement or the Effective Time (except as required by applicable Law) for any specific period of time, or (b) change the at-will employment status of any employee.
3.3Personnel Records.
(a)Transfer of Personnel Records. To the extent permitted by applicable Law and without limiting any services contemplated by the Transition Services Agreement, copies of all personnel records and files relating to a Transferring Employee that were created prior to the Effective Time and that are held by the HHH Group as of the Distribution Date (the “Transferring Employee Personnel Records”) shall be provided to the Seaport Entertainment Group as of the Distribution Date. For the avoidance of doubt, the HHH Group may retain copies of the Transferring Employee Personnel Records to the extent necessary to administer the HHH Benefit Arrangements and other obligations related to the Transferring Employees, and in no event shall the HHH Group be required to provide any additional personnel records to the Seaport Entertainment Group, except to the extent necessary for the Seaport Entertainment Group to administer the Seaport Entertainment Benefit Arrangements or to meet its obligations under this Agreement.
(b)Sharing of Information. Until the sixth (6th) anniversary of the Effective Time, to the extent permitted by applicable Law, each Party and each Party’s Affiliates shall provide, in a timely manner, to the other Party and, if requested, the other Party’s Affiliates and its or their respective agents and vendors all information and documentation necessary for each Party to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information and documentation pursuant to this Agreement to comply with the requirements of HIPAA.
(c)Access to Records and Record Retention. To the extent that the transfer of the Transferring Employee Personnel Records is not permitted by applicable Law in accordance with Section 3.3(a), the HHH Group shall, to the extent permitted by applicable Law, permit the Seaport Entertainment Group and their successors and their authorized representatives to have full access upon reasonable notice during normal business hours to all Transferring Employee Personnel Records for a period of at least six (6) years following the Effective Time to the extent reasonably necessary in order for the Seaport Entertainment Group or successors to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened lawsuits, actions, arbitrations, claims, complaints, investigations or other proceedings.
ARTICLE IV.
EQUITY INCENTIVE AWARDS
4.1Seaport Entertainment Equity Incentive Plan. Prior to the Distribution Date, the Seaport Entertainment Board (or an applicable committee thereof) shall adopt and approve a new equity incentive plan, to be effective no later than immediately prior to the Effective Time (the “Seaport Entertainment Equity Plan”). Not later than the Distribution Date, Seaport Entertainment shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Seaport Entertainment Stock reserved for issuance under the Seaport Entertainment Equity Plan.
4.2Stock Options.
(a)Each HHH Stock Option that is outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, be converted into a post-Distribution HHH Stock Option and a Seaport Entertainment Stock Option as follows:
(i)Shares Subject to Post-Distribution HHH Stock Option. The number of shares of HHH Stock subject to the post-Distribution HHH Stock Option shall be equal to the product obtained by multiplying (A) the number of shares of HHH Stock covered by the HHH Stock Option immediately prior to the Effective Time, by (B) the HHH Ratio, by (C) the HHH Allocation Factor, rounded down to the nearest whole share.
(ii)Exercise Price of Post-Distribution HHH Stock Option. The per share exercise price of the post-Distribution HHH Stock Option shall be equal to the quotient obtained by dividing (A) the per share exercise price of the HHH Stock Option immediately prior to the Effective Time, by (B) the HHH Ratio, rounded up to the nearest whole cent.
(iii)Shares Subject to Seaport Entertainment Stock Option. The number of shares of Seaport Entertainment Stock subject to the Seaport Entertainment Stock Option shall be equal to the product obtained by multiplying (A) the number of shares of HHH Stock covered by the HHH Stock Option immediately prior to the Effective Time, by (B) the Seaport

Entertainment Ratio, by (C) the Seaport Entertainment Allocation Factor, rounded down to the nearest whole share.
(iv)Exercise Price of Seaport Entertainment Stock Option. The per share exercise price of the Seaport Entertainment Stock Option shall be equal to the quotient obtained by dividing (A) the per share exercise price of the HHH Stock Option immediately prior to the Effective Time, by (B) the Seaport Entertainment Ratio, rounded up to the nearest whole cent.
(b)The foregoing adjustments to the HHH Stock Options contemplated by this Agreement are intended to comply in all respects with the requirements of Sections 409A and 424 of the Code, in each case, to the extent applicable, and all such provisions shall be interpreted and implemented in accordance with the foregoing.
4.3Time-Based Restricted Stock Awards.
(a)Continuing HHH Employees and HHH Non-Employee Directors. Each HHH Time-Based Restricted Stock Award that is outstanding as of immediately prior to the Effective Time and held by a Continuing HHH Employee or an HHH Non-Employee Director shall be adjusted, as of immediately prior to the Effective Time, into a post-Distribution HHH Time-Based Restricted Stock Award that covers a number of post-Distribution shares of HHH Stock equal to the product obtained by multiplying (x) the number of shares of HHH Stock covered by the HHH Time-Based Restricted Stock Award immediately prior to the Effective Time, by (y) the HHH Ratio, rounded down to the nearest whole share.
(b)Transferring Employees. Each HHH Time-Based Restricted Stock Award that is outstanding as of immediately prior to the Effective Time and held by a Transferring Employee shall be canceled and converted, as of immediately prior to the Effective Time, into a Seaport Entertainment Restricted Stock Award that covers a number of shares of Seaport Entertainment Stock equal to the product obtained by multiplying (x) the number of shares of HHH Stock covered by the HHH Time-Based Restricted Stock Award immediately prior to the Effective Time, by (y) the Seaport Entertainment Ratio, rounded down to the nearest whole share.
4.4Performance-Based Restricted Stock Awards.
(a)Performance Based on HHH Total Shareholder Return.
(i)Continuing HHH Employees. Each HHH Performance-Based Restricted Stock Award which vests based on achievement of HHH TSR (whether absolute or relative to other companies’ TSR) that is outstanding as of immediately prior to the Effective Time and held by a Continuing HHH Employee shall be adjusted, as of immediately prior to the Effective Time, into a post-Distribution HHH Time-Based Restricted Stock Award that covers a number of post-Distribution shares of HHH Stock equal to the product obtained by multiplying (x) the number of shares of HHH Stock covered by the HHH Performance-Based Restricted Stock Award immediately prior to the Effective Time that would have satisfied the applicable performance conditions based on actual performance as of the Distribution Date had the performance period ended on such date, by (y) the HHH Ratio, rounded down to the nearest whole share. Such post-

Distribution HHH Time-Based Restricted Stock Award shall vest in full on the end date of the original performance period of the applicable HHH Performance-Based Restricted Stock Award, subject to the individual’s continued service to the HHH Group through such vesting date (and further subject to any provisions contained in the applicable HHH Performance-Based Restricted Stock Award providing for accelerated vesting of any service-based vesting conditions in the event of a termination of the individual’s employment or otherwise).
(ii)Transferring Employees. Each HHH Performance-Based Restricted Stock Award which vests based on achievement of HHH TSR (whether absolute or relative to other companies’ TSR) that is outstanding as of immediately prior to the Effective Time and held by a Transferring Employee shall be canceled and converted, as of immediately prior to the Effective Time, into a Seaport Entertainment Restricted Stock Award that covers a number of shares of Seaport Entertainment Stock equal to the product obtained by multiplying (x) the number of shares of HHH Stock covered by the HHH Performance-Based Restricted Stock Award immediately prior to the Effective Time that would have satisfied the applicable performance conditions based on actual performance as of the Distribution Date had the performance period ended on such date, by (y) the Seaport Entertainment Ratio, rounded down to the nearest whole share. Such Seaport Entertainment Restricted Stock Award shall vest in full on the end date of the original performance period of the applicable HHH Performance-Based Restricted Stock Award, subject to the individual’s continued service to the Seaport Entertainment Group through such vesting date (and further subject to any provisions contained in the applicable HHH Performance-Based Restricted Stock Award providing for accelerated vesting of any service-based vesting conditions in the event of a termination of the individual’s employment or otherwise).
(b)Performance Based on NAV Growth.
(i)Continuing HHH Employees. Each HHH Performance-Based Restricted Stock Award which vests based on achievement of HHH NAV (or adjusted NAV) that is outstanding as of immediately prior to the Effective Time and held by a Continuing HHH Employee shall be adjusted, as of immediately prior to the Effective Time, into a post-Distribution HHH Performance-Based Restricted Stock Award that covers a number of post-Distribution shares of HHH Stock equal to the product obtained by multiplying (x) the number of shares of HHH Stock covered by the HHH Performance-Based Restricted Stock Award immediately prior to the Effective Time, by (y) the HHH Ratio, rounded down to the nearest whole share. Such post-Distribution HHH Performance Based Restricted Stock Award shall remain subject to the same terms and conditions after the Effective Time as applied to such HHH Performance-Based Restricted Stock Award immediately prior to the Effective Time; provided, that for purposes of measuring the NAV (or adjusted NAV) per share growth rate under the post-Distribution HHH Performance Based Restricted Stock Award, the portion of the base NAV (or adjusted NAV) attributable to Seaport Entertainment Group (or the assets thereof), as determined by HHH, shall be excluded from the base NAV (or adjusted NAV) per share.
(ii)Transferring Employees. Each HHH Performance-Based Restricted Stock Award which vests based on achievement of HHH NAV (or adjusted NAV) that is outstanding as of immediately prior to the Effective Time and held by a Transferring Employee shall be canceled and converted, as of immediately prior to the Effective Time, into a Seaport Entertainment Restricted Stock Award that covers a number of shares of Seaport Entertainment Stock equal to the product obtained by multiplying (x) the number of shares of HHH Stock covered by the HHH Performance-Based Restricted Stock Award immediately prior to the Effective Time, by (y) the Seaport Entertainment Ratio, rounded down to the nearest whole share. Such Seaport Entertainment Restricted Stock Award shall vest in full on the end date of the original performance period of the applicable HHH Performance-Based Restricted Stock Award, subject to the individual’s continued service to the Seaport Entertainment Group through such vesting date (and further subject to any provisions contained in the applicable HHH Performance-Based Restricted Stock Award providing for accelerated vesting of any service-based vesting conditions in the event of a termination of the individual’s employment or otherwise).
4.5Miscellaneous Terms. Notwithstanding anything to the contrary in an HHH Equity Plan: (a) the Distribution shall not, in and of itself, constitute a termination of employment or service for any Transferring Employee for purposes of any HHH Stock Option or HHH Restricted Stock Award, as applicable, held by such Transferring Employee, and (b) with respect to awards adjusted in accordance with this Article IV, following the Effective Time, the vesting and forfeiture of adjusted HHH Stock Options and/or HHH Restricted Stock Awards held by Transferring Employees shall be based on employment with or service to, as applicable, the Seaport Entertainment Group and its Affiliates; provided, that the vesting and forfeiture of such awards held by Delayed Transferring Employees shall be based on employment with the HHH Group and its Affiliates until such time as the Delayed Transferring Employee’s employment with the HHH Group terminates and such Delayed Transferring Employee is hired by the Seaport Entertainment Group (and, thereafter, shall be based on employment with the Seaport Entertainment Group and its Affiliates). The vesting and forfeiture of Seaport Entertainment Stock Options held by Continuing HHH Employees and HHH Non-Employee Directors shall be based on employment with or service to, as applicable, the HHH Group and its Affiliates. Except as otherwise set forth herein, the post-Distribution HHH Restricted Stock Awards, HHH Stock Options, Seaport Entertainment Restricted Stock Awards and Seaport Entertainment Stock Options will otherwise be subject to the same terms and conditions after the Effective Time as applied to the applicable HHH Restricted Stock Award or HHH Stock Option immediately prior to the Effective Time.
4.6Cooperation. If the HHH Group or the Seaport Entertainment Group determines in its reasonable judgment that any action required under this Article IV will not achieve the intended Tax, accounting and legal results with respect to the adjusted HHH Stock Options and/or HHH Restricted Stock Awards, including the intended results under Section 409A of the Code or FASB ASC Topic 718 – Stock Compensation, then at the request of the HHH Group or the Seaport Entertainment Group, as applicable, the HHH Group and the Seaport Entertainment Group shall mutually cooperate in taking such actions as are commercially reasonable and generally consistent with the terms of this Agreement to achieve such results, or most nearly achieve such results if the originally intended results are not fully attainable.

ARTICLE V.
OTHER INCENTIVE PLANS
5.1Cash Incentive Plans. Following the Effective Time, the Seaport Entertainment Group shall be solely responsible for any and all payments, obligations and other Liabilities relating to (a) cash incentive awards (including annual bonuses) to Transferring Employees with respect to performance periods that are open as of the Effective Time and (b) any amounts that Transferring Employees have earned (to the extent not payable by their terms prior to the Effective Time) under any HHH Benefit Arrangements providing cash incentive compensation, commissions or similar cash payments. Following the Effective Time, no member of the HHH Group shall have any obligation or Liability with respect to such amounts. The target amounts of any cash bonuses that are applicable to Transferring Employees immediately prior to the Effective Time shall not be decreased through December 31, 2024 and any actual bonus amounts earned in respect thereof shall be paid by a member of the Seaport Entertainment Group by February 28, 2025, in each case, subject to the applicable Transferring Employee’s continued service through the applicable payment date.
ARTICLE VI.
CERTAIN BENEFIT PLANS
6.1Qualified Defined Contribution Plan.
(a)Seaport Entertainment 401(k) Plan. As soon as practicable after the Distribution Date, Seaport Entertainment shall establish, maintain or provide for the benefit of Transferring Employees (i) a defined contribution plan that is intended to be qualified under Section 401(a) of the Code, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective on the date of, or as soon as practicable following, the Effective Time (the “Seaport Entertainment 401(k) Plan”). Seaport Entertainment shall be solely responsible for taking all necessary, reasonable, and appropriate actions to establish, maintain and administer the Seaport Entertainment 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust is exempt under Section 501(a) of the Code. Transferring Employees shall cease to be eligible to actively participate in the HHH 401(k) Plan on or prior to the Effective Time.
(b)Transfer. As soon as administratively practicable after the Seaport Entertainment 401(k) Plan becomes effective, HHH shall cause to be transferred to the Seaport Entertainment 401(k) Plan the assets and liabilities of the HHH 401(k) Plan for the Transferring Employees in accordance with Section 414(l) of the Code and any other applicable requirements of the Code and any regulations promulgated thereunder. Such transfer of assets shall consist of cash, cash equivalents, transfers in kind (to the extent required by the terms of the HHH 401(k) Plan or the applicable investment fund) or participant loan receivables equal to all the accrued benefit liabilities in the HHH 401(k) Plan for the Transferring Employees and their respective beneficiaries, including accrued benefit liabilities arising under any applicable qualified domestic relations order. Seaport Entertainment shall direct the trustee of the Seaport Entertainment 401(k) Plan to accept such transfer of assets and liabilities from the HHH 401(k) Plan. Upon such transfer of assets, the Seaport Entertainment 401(k) Plan shall assume the accrued benefit liabilities under the HHH 401(k) Plan with respect to the transferred accrued benefits of the

Transferring Employees and their respective beneficiaries and HHH shall not have any further liability under the HHH 401(k) Plan with respect to the accrued benefits transferred to the Seaport Entertainment 401(k) Plan for the Transferring Employees and their respective beneficiaries.
6.2Deferred Compensation Plan.
(a)(i) Effective as of the Effective Time, each Transferring Employee who was eligible to participate in the HHH DCP immediately prior to the Effective Time shall cease to be eligible to make future deferrals or deferral elections under the HHH DCP, (ii) as soon as practicable after the Distribution Date, Seaport Entertainment shall cause the Seaport Entertainment Group to have in effect a non-qualified deferred compensation plan (the “Seaport Entertainment DCP”) for the benefit of each Transferring Employee who is eligible to participate in the HHH DCP immediately prior to the Effective Time, and (iii) effective as of the Benefit Commencement Date for the Seaport Entertainment DCP, each eligible Transferring Employee shall become a participant in the Seaport Entertainment DCP, and, with respect to such Transferring Employee, all deferral and payment elections made under the HHH DCP shall be applied under the Seaport Entertainment DCP as if made under the Seaport Entertainment DCP, and all contributions that otherwise would have been credited under the HHH DCP on or after the Benefit Commencement Date shall instead be credited to the Seaport Entertainment DCP.
(b)Effective on or as soon as administratively practicable following the Benefit Commencement Date for the Seaport Entertainment DCP, the account balances of each Transferring Employee under the HHH DCP shall be transferred to the Seaport Entertainment DCP and Seaport Entertainment shall fully perform, pay and discharge all obligations of the HHH DCP relating to such account balances.
(c)HHH shall retain (i) all Assets, if any, relating to the HHH DCP in respect of Continuing HHH Employees, and (ii) all Liabilities in respect of each Continuing HHH Employee in respect of the HHH DCP. HHH shall retain no Liability or Asset relating to the HHH DCP in respect of Transferring Employees upon transfer to Seaport Entertainment pursuant to this Section 6.2.
ARTICLE VII.
HEALTH AND WELFARE BENEFITS
7.1Generally. No later than the Benefit Commencement Date, the Seaport Entertainment Group shall establish or provide welfare plans (within the meaning of Section 3(1) of ERISA, excluding any severance or similar plans or arrangements) for the benefit of Transferring Employees. Until the day before the Benefit Commencement Date, subject to the Transition Services Agreement, each Transferring Employee shall continue to be an active participant in the HHH Benefit Arrangements that are welfare plans (within the meaning of Section 3(1) of ERISA, excluding any severance or similar plans or arrangements) in which such Transferring Employee was participating as of immediately prior to the Effective Time.

7.2Cafeteria Plan. As of the Distribution Date, Seaport Entertainment or any of its Subsidiaries shall establish or provide a cafeteria plan qualifying under Section 125 of the Code (the “Seaport Entertainment Cafeteria Plan”) allowing for the payment of welfare plan premiums on a pre-tax basis by Transferring Employees. As of January 1 of the calendar year following the calendar year in which the Distribution Date occurs, Seaport Entertainment or any of its Subsidiaries shall amend the Seaport Entertainment Cafeteria Plan to also provide for health care and dependent care flexible spending reimbursement accounts thereunder in which Transferring Employees who meet the eligibility criteria thereof may be immediately eligible to participate. From the Distribution Date until the end of the calendar year in which the Distribution Date occurs, each Transferring Employee who participated in health care or dependent care flexible spending reimbursement accounts under HHH’s cafeteria plan (the “HHH Cafeteria Plan”) immediately prior to the Effective Time will be permitted to continue participation in such flexible spending reimbursement accounts, and applicable elections and payroll deductions that were in effect immediately before the Effective Time will continue, during the Transferring Employee’s continued employment with the Seaport Entertainment Group on and after the Effective Time, with the amount of such payroll deductions transferred to HHH pursuant to the HHH Cafeteria Plan. As soon as practicable following the claim submission deadline under the HHH Cafeteria Plan for claims incurred in the calendar year in which the Distribution Date occurred, the HHH Group shall determine the aggregate accumulated contributions to the flexible spending reimbursement accounts under the HHH Cafeteria Plan made during such year by the Transferring Employees less the aggregate reimbursement payouts made for such year from such accounts to such Transferring Employees (the “Net FSA Balance”). If the Net FSA Balance is positive, the HHH Group shall pay to the Seaport Entertainment Group an amount in cash equal to the Net FSA Balance. From the Distribution Date until the end of the calendar year in which the Distribution Date occurs, HHH shall be solely responsible for all claims for reimbursement from the flexible spending reimbursement accounts incurred by the Transferring Employees during the calendar year that includes the Distribution Date and submitted to the HHH Cafeteria Plan by the Transferring Employee no later than the claim submission deadline with respect to such calendar year, whether such claims are incurred prior to, on or after the Distribution Date, which claims shall be paid pursuant to and under the terms of the HHH Cafeteria Plan.
7.3COBRA and HIPAA Compliance. The HHH Group shall continue to be responsible for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA and the corresponding provisions of the HHH Benefit Arrangements with respect to any Continuing HHH Employees, Former Employees, Transferring Employees and any of their covered dependents who incur a qualifying event or loss of coverage under COBRA at or before the Benefit Commencement Date (including as a result of the Distribution), provided that Seaport Entertainment shall reimburse HHH to extent of any Liability actually incurred by any member of the HHH Group with respect thereto relating to a Transferring Employee, and provided, further, that, effective as of the Benefit Commencement Date, the Seaport Entertainment Group shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA and the corresponding provisions of the Seaport Entertainment Benefit Arrangements with respect to any Transferring Employees and any of their covered dependents, including for such individuals who incur a qualifying event or loss of coverage under the Seaport Entertainment Benefit Arrangements after the Benefit Commencement Date (but excluding, for clarity, such individuals who incurred a qualifying event or loss of coverage under the HHH Benefit Arrangements before the Benefit Commencement Date, for whom the HHH Group shall continue to administer such continuation coverage under COBRA).
ARTICLE VIII.
ADDITIONAL COMPENSATION MATTERS
8.1Tax Reporting and Withholding.
(a)Except as may be otherwise agreed subsequently by the HHH Group and the Seaport Entertainment Group (including pursuant to the Transition Services Agreement), (i) the HHH Group shall be responsible for all income, payroll or other Tax reporting and remitting applicable Tax withholdings to each applicable Tax authority as related to compensation and benefits provided to any individual with respect to his or her service to an entity that is a member of the HHH Group as of immediately following the Effective Time, and (ii) the Seaport Entertainment Group shall be responsible for all income, payroll or other Tax reporting and remitting applicable Tax withholdings to each applicable Tax authority as related to compensation and benefits provided to any individual with respect to his or her service to an entity that is a member of the Seaport Entertainment Group as of immediately following the Effective Time.
(b)Notwithstanding anything in the Tax Matters Agreement to the contrary, with respect to Transferring Employees, the Parties shall adopt the “standard procedure” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Each Party shall be responsible for filing Internal Revenue Service Forms 941 for its respective employees.
(c)Without limiting the generality of Section 3.3, the Parties shall take commercially reasonable steps to cooperate in all matters reasonably necessary to administer their obligations under this Section 8.1, including exchanging information and data relating to payroll and Benefit Arrangements.
8.2Code Section 409A. Notwithstanding anything to the contrary herein, if any of the provisions of this Agreement would result in imposition of Taxes and/or penalties under Section 409A of the Code, the Parties shall cooperate in good faith to modify the applicable provision so that such Taxes and/or penalties do not apply in order to comply with the provisions of Section 409A of the Code (or an exemption therefrom), other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions.

ARTICLE IX.
TERMINATION
9.1Termination. This Agreement may be terminated, amended, modified or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of the HHH Board without the approval of any other Person, including Seaport Entertainment or HHH or the shareholders of Seaport Entertainment or HHH. In the event that this Agreement is terminated, this Agreement shall become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by HHH and Seaport Entertainment.
9.2Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.
ARTICLE X.
MISCELLANEOUS
10.1Counterparts; Entire Agreement; Corporate Power.
(a)This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including .pdf, DocuSign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
(b)This Agreement, the Separation Agreement, the other Ancillary Agreements and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.
(c)HHH represents on behalf of itself and each other member of the HHH Group, and Seaport Entertainment represents on behalf of itself and each other member of the Seaport Entertainment Group, as follows:
(i)each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)this Agreement has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.
10.2Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.
10.3Assignability. This Agreement shall be binding upon and inure to the benefit of the other Party and their respective successors and permitted assigns; provided, however, that no Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.
10.4No Third-Party Beneficiaries; Reservation of Rights. The provisions of this Agreement are solely for the benefit of the Parties to this Agreement, and no current or former director, employee, or other service provider or any other Person shall be a third-party beneficiary of this Agreement. Nothing contained in this Agreement shall be construed as an amendment to any HHH Benefit Arrangement, Seaport Entertainment Benefit Arrangement or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing, nothing contained in this Agreement shall obligate the Parties to maintain any particular Benefit Arrangement or retain the employment or services of any current or former director, employee, or other service provider.
10.5Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):
If to HHH, to:
Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, TX 77380
Attention: Carlos Olea

Email:
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
Attention: Julian Kleindorfer; Abigail Smith
Email:
If to Seaport Entertainment, to:
Seaport Entertainment Group Inc.
199 Water Street, 28th Floor
New York, NY 10038
Attention: Anton Nikodemus
Email:
Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.
10.6Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
10.7Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.8Dispute Resolution. Any and all disputes, controversies and claims arising hereunder, including with respect to the validity, interpretation, performance, breach or termination of this Agreement shall be resolved through the procedures provided in Article IV of the Separation Agreement.
10.9Amendments. No provisions of this Agreement, the Separation Agreement or any other Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom such waiver, amendment, supplement or modification is sought to be enforced.

10.10Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement or the Separation Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.
[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

HOWARD HUGHES HOLDINGS INC.

By:	/s/ Carlos Olea
Name: Carlos Olea
Title: Chief Financial Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SEAPORT ENTERTAINMENT GROUP INC.

By:	/s/ Anton Nikodemus
Name: Anton Nikodemus
Title: Chief Executive Officer